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October 24, 2000



Board of Directors
CFW Communications Company
P.O. Box 1990
Waynesboro, Virginia 22980


Registration Statement on Form S-4 for Exchange of Outstanding 13% Senior  Notes
          Due 2010 for Registered 13% Senior Notes Due 2010

Ladies and Gentlemen:

     We are acting as counsel for CFW Communications Company (the "Company") in connection with the registration of $280 million aggregate principal amount of
13% Senior Notes due August 15, 2010 (the "Exchange Notes").   The Exchange
Notes are to be issued by the Company in exchange for an equal aggregate principal amount of unregistered 13% Senior Notes due August 15, 2010 (the "Outstanding Notes"), issued on July 26, 2000 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The Outstanding Notes and Exchange Notes are governed by an Indenture between the Company and The Bank of New York, as trustee ("Trustee"), dated July 26, 2000 (the "Indenture"). The issuance of the Exchange Notes in exchange for the Outstanding Notes is more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on October 24, 2000. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering the following opinions, we have relied, as to factual matters, upon certificates of executive officers of the Company and a certificate issued by the Secretary of State of the Commonwealth of Virginia. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted as certified or photostatic copies, and the genuineness of signatures not witnessed by us.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:
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Board of Directors
October 24, 2000
Page 2

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The Indenture has been duly authorized by the Company and constitutes a valid and legally binding obligation of the Company.

     3. The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed by the Company, authenticated and delivered by the Trustee, and issued in accordance with the Indenture and as described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting the enforcement of creditors' rights and to general equity principles.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.


                                    Very truly yours,


                                    Hunton & Williams